Exhibit 10.6

[Company Letterhead]

Mr. W. Cardon Gerner
Oceaneering International, Inc.
Senior Vice President and Chief Accounting Officer
11911 FM 529
Houston, Texas 77041     February 24, 2017

Re:    Retention Agreement

Dear Cardon:

You have indicated a desire to retire from your employment with Oceaneering International, Inc. (the “Company”) on or about December 31, 2018 and the Company wishes to encourage you to remain in the employ of the Company at least until such date. Accordingly, the Company hereby agrees, as of the date set forth above (the “Effective Date”), to provide you a quarterly retention payment of $37,500 (your “Quarterly Retention Payment”) during the period beginning from the date hereof and ending on December 31, 2018 (the “Retention Period”), in lieu of consideration for participation in the Company’s long-term incentive programs during the Retention Period, subject to the additional terms and conditions more fully set forth below in this letter agreement (this “Agreement”).

1.	Retention Payments

(a)
Generally. For each calendar quarter that you remain employed with the Company during the Retention Period, you will be paid a lump-sum cash payment equal to your Quarterly Retention Payment on the first payroll date to occur following the last day of each such calendar quarter.

(b)
Termination without Cause or Due to Death or Disability. If during the Retention Period, your employment is terminated (i) by the Company without Cause or (ii) due to your death or Disability, then a lump-sum payment equal to the aggregate of the remaining Quarterly Retention Payments that would have been paid to you over the remainder of the Retention Period, absent such termination, shall be paid to you within 30 days following such termination date. For purposes of this Agreement, (x) “Cause” means your conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to your employment with the Company, or the Company’s Chief Executive Officer determines that your conduct has materially failed to comply with the Company’s Code of Business Conduct and Ethics and related policies or had a material adverse effect on the business reputation or economic interests of the Company; and (y) “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, with such inability and its anticipated duration to be determined solely by a medical physician of your choice to be approved by the Company, which approval shall not be unreasonably withheld.

(c)
Voluntary Termination or Termination with Cause. If, prior to the end of the Retention Period, your employment is terminated (i) by the Company with Cause or (ii) by you for any reason other than due to your death or Disability, then you acknowledge and agree that you will repay the Company a lump-sum in an amount as follows (as applicable, the “Repayment Amount”):

Termination Date	Payment
Prior to January 1, 2018	100% of the gross amount of the Quarterly Retention Payments that you have received as of such termination date.
On or following January 1, 2018
50% of the gross amount of the Quarterly Retention Payments that you have received as of such termination date, if you voluntarily terminate your employment; or
100% of the gross amount of the Quarterly Retention Payments that you have received as of such termination date, if your termination is by the Company with Cause.

In the event you become obligated to make any such repayment, you will deliver to the Company cash or check for the full Repayment Amount within 20 days following your termination date.

2.
Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any applicable law or governmental regulation or ruling.

3.
No Right to Continued Employment. Nothing in this Agreement shall give you any rights to (or impose any obligations for) continued employment by the Company or any affiliate or subsidiary thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by you. You understand and agree that the relationship between you and the Company is one of at-will employment. This means that you may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause or advance notice.

4.
No Assignment; Successors. Your right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 4 the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, including, without limitation, any company into or with which the Company may merge or consolidate by operation of law or otherwise.

5.
Entire Agreement; Captions. This Agreement represents the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter of this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

6.
Modification of Agreement. Any modification of this Agreement shall be binding only if evidenced in writing and signed by you and an authorized representative of the Company. Failure on the part of the Company or you at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of the obligations of either party hereto in respect thereof, or of either such party’s right hereunder to require strict compliance therewith in the future. No waiver of any breach of this Agreement shall be deemed to constitute a waiver of any other or subsequent breach.

7.	Dispute Resolution

(a)
This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

(b)
It is irrevocably agreed that if any dispute arises with respect to any action, suit or other legal proceeding pertaining to this Agreement or to the interpretation of or enforcement of any of your rights under this Agreement: (i) the Company and you agree that exclusive jurisdiction for any such suit, action or legal proceeding shall be in the state district courts of Texas sitting in Harris County, Texas; (ii) the Company and you are each at the time present in Texas for the purpose of conferring personal jurisdiction; (iii) the Company and you each consent to the jurisdiction of each such court in any such suit, action or legal proceeding and will comply with all requirements necessary to give such court jurisdiction; (iv) the Company and you each waive any objection it or you may have to the laying of venue of any such suit, action or legal proceeding in any of such court; (v) the Company and you each waive any objection or right to removal that may otherwise arise in any such suit, action or legal proceeding; (vi) any such suit, action or legal proceeding may be brought in such court, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived; and (vii) prior to any trial on the merits, the Company and you will submit to court-supervised, non-binding mediation.

8.
Competency. You acknowledge that you: (a) fully comprehend and understand all the terms of this Agreement and their legal effects; and (b) expressly represent and warrant that (i) you are competent to execute this Agreement knowingly and voluntarily and without reliance on any statement or representation of the Company or any of its officers, employees, agents or other representatives; and (ii) you have had the opportunity to consult with an attorney of your choice regarding this Agreement.

9.
Clawback. The Quarterly Retention Payments shall be subject to recovery or clawback by the Company pursuant to any applicable law, regulation or stock exchange listing requirement, and under any clawback policy adopted by the Company, whether before or after the Effective Date.

10.
Section 409A. The Quarterly Retention Payments granted under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax.

11.
Severability. If a court of competent jurisdiction determines that any provision of this Agreement is illegal, invalid or unenforceable, then the illegality, invalidity or unenforceability of that provision shall not impair or otherwise affect the legality, validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect, to the maximum extent permitted by applicable law, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.
Construction. In this Agreement, unless the context clearly indicates otherwise: (i) words used in the singular include the plural and words used in the plural include the singular; (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (iii) the words “this Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; and (iv) reference to any applicable law refers to such law and all rules and regulations promulgated thereunder. This Agreement shall be deemed to express the mutual intent of the parties and no rule of strict construction shall be applied against either party hereto.

13.
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

If this Agreement correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this Agreement to the Company.

Sincerely,

M. Kevin McEvoy
Chief Executive Officer

Agreed to this ____day of _________________, 2017

W. Cardon Gerner